SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Kevin J. O’Hara (“EMPLOYEE”) and LEVEL 3 COMMUNICATIONS, LLC, its parent and affiliated companies (“COMPANY”). In the event that the EMPLOYEE signs and does not revoke this Agreement, the Agreement shall become effective and enforceable on the expiration date of the seven day revocation period referenced in paragraph 14 (the “Effective Date”).

In connection with certain organizational changes, COMPANY and EMPLOYEE have determined that it is in their mutual best interests to end their employment relationship. Because COMPANY wants to recognize the service of EMPLOYEE and because EMPLOYEE and COMPANY wish to end the relationship without any disputes or differences following execution of this Agreement, and in consideration for the mutual promises contained herein, EMPLOYEE and COMPANY agree as follows:

1.             EMPLOYEE’S employment with and position as an officer of the COMPANY has been terminated effective March 10, 2008. EMPLOYEE shall execute the Resignation attached hereto as Exhibit “A”.

2.             If EMPLOYEE signs and does not revoke this Agreement, subject to the terms of this Agreement, on the Effective Date, COMPANY will pay to EMPLOYEE, in all cases less withholding for federal and state taxes and less appropriate payroll deductions: the amount of Five Hundred Eighty-Five Thousand Dollars ($585,000). In addition, if EMPLOYEE elects such coverage, COMPANY will provide to EMPLOYEE COBRA benefit continuation coverage for one month. The costs associated with these additional benefits shall be deemed separation pay that COMPANY has offered to EMPLOYEE freely and without obligation and in consideration for this Agreement.

3.             As additional consideration for this Agreement, subject to the terms of this Agreement, if EMPLOYEE signs and does not revoke this Agreement, upon the Effective Date, EMPLOYEE will be entitled to the following:

3.1

Outperform Stock Options (“OSOs”). EMPLOYEE and COMPANY are parties to an Outperform Stock Option Master Award Agreement, which incorporates and is governed by the Level 3 Communications, Inc. 1995 Stock Plan, as amended and restated (the “Stock Plan”). Notwithstanding the terms of the OSO Master Award Agreement, as of March 10, 2008, all of EMPLOYEE’S OSO’s shall be fully vested and exercisable until the earlier of the respective expiration of the OSO, or September 9, 2009. No OSOs shall be exercisable beyond the date upon which they expire under the terms of the applicable OSO Master Award Agreement. In addition, EMPLOYEE expressly recognizes and agrees, notwithstanding the terms of the OSO Master Award Agreement, that with respect to any OSO award where the period in which to exercise has been modified herein, the Adjusted Initial Price may never be below the Initial Price as set forth in the Outperform Stock Option Award Letter of the corresponding OSO(s). Any OSO awards awarded after March 2007, shall be forfeited.

3.2

Restricted Stock Units (“RSUs”). EMPLOYEE and COMPANY are parties to an Amended Master Deferred Issuance Stock Agreement, which incorporates and is governed by the Stock Plan. Consistent with the above-referenced Amended Master Deferred Issuance Stock Agreement, EMPLOYEE has been awarded RSUs, and as of March 10, 2008, 684,057 RSUs have restrictions that have not lapsed. Notwithstanding the terms of the Amended Master Deferred Issuance Stock Agreement, the restrictions on said 684,057 RSUs shall all lapse on April 1, 2008.

3.3.

COMPANY reserves the right to make, and the EMPLOYEE hereby consents to, any amendments to the Plan, the EMPLOYEE’S Amended Master Issuance Deferred Stock Agreement, RSU Award Letters, OSO Master Award Agreements, and Outperform Stock Option Award letters, as COMPANY deems necessary to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, and the applicable rules and regulations thereunder.

3.4

Except as provided here in, EMPLOYEE will not be entitled to any additional awards or vesting in any of the COMPANY’S stock plans, stock option plans, or other benefit plans. In addition, nothing in the Agreement is intended to nor shall modify the actual expiration date of any award of OSOs.

4.             Notwithstanding any provision in this Agreement to the contrary, any payment, or issuance, otherwise required to be made hereunder to EMPLOYEE, at any date as a result of the termination of EMPLOYEE’S employment (other than any payment made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 409A-1(b)(4) (Short-Term Deferrals)) shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). On the earliest date on which such payments, or issuance, can be made without violating the requirements of Section 409A(a) (2)(B)(i) of the Code, there shall be paid to EMPLOYEE, in a single cash lump sum or issuance, an amount equal to the aggregate amount of all payments, or RSUs delayed pursuant to the preceding sentence.

5.             Except as provided herein, this Agreement shall expressly and unconditionally supersede and render void any and all claims, rights, title or interest in or with respect to any employee compensation, commission payments, or benefit to which EMPLOYEE may have been entitled by virtue of his employment with COMPANY, excluding claims relating to social security, workers’ compensation or unemployment insurance benefits.

6.             Release and Covenant Not To Sue. In exchange for the benefits offered herein, EMPLOYEE hereby releases and discharges COMPANY, its directors, officers, employees, agents or successors and assigns, of and from any demands or claims, of whatever kind or nature, whether known or unknown, arising out of his employment or separation from employment with COMPANY, except for the unwaivable claims referred to above and any indemnification rights available in the Certificate of Incorporation or by-laws at the time of an indemnification claim, if any. EMPLOYEE waives these claims on behalf of himself and on behalf of his heirs, assigns, and anyone who may or does make a claim in his behalf. The claims waived and discharged include, but are not limited to: claims of breach of express or implied contract, promissory estoppel, detrimental reliance, wrongful discharge, infliction of emotional distress, claims under the Employee Retirement Income Security Act of 1974 or the Family and Medical Leave Act of 1993, the WARN Act, or claims of discrimination under the Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Sarbanes Oxley Act of 2002, the Internal Revenue Code, or any other local, state or federal law or regulation, as of the date of this Agreement. EMPLOYEE specifically agrees and covenants not to sue COMPANY, its predecessors, successors and assigns, as well as past and present officers, directors, and employees for any of the above mentioned claims, or any other claim related to his employment and EMPLOYEE represents and warrants that he has not filed any such claim to date.

7.             Non Disparagement; Cooperation. EMPLOYEE will engage in no conduct and make no statements that are derogatory about or detrimental to COMPANY or any of its officers or employees. COMPANY, through any of its leadership at the level of Group Vice President and above, will engage in no conduct and make no statements that are derogatory about or detrimental to EMPLOYEE. EMPLOYEE further agrees to continue to cooperate with the COMPANY and its representatives in all pending and future claims and litigation against the COMPANY for which he may have information and knowledge, and further agrees to cooperate with COMPANY with respect to wrapping up matters where he was involved, including necessary debriefings.

8.	Company Information, Property and Intellectual Property.

EMPLOYEE affirms that

(a)      s/he has turned over to his/her manager any information in his/her custody that is (i) considered a COMPANY record; (ii) subject to a legal hold; or (iii) otherwise critical to the conduct of Level 3 business; and that he/she has not deleted, removed or altered and will not delete or otherwise remove or alter any data or configuration from any COMPANY equipment or system without prior written approval from his/her direct supervisor; and

(b)   s/he has returned or will promptly return to COMPANY all COMPANY equipment, Confidential Information, and other materials and that s/he will not at any time, except as authorized by the President of COMPANY, for his/her own benefit or the benefit of any other person or entity, disclose or cause to be disclosed any information, materials, systems, procedures, processes, manuals, forms, customer or employee lists, business plans or other trade secrets or confidential information regarding COMPANY. EMPLOYEE further acknowledges and agrees that s/he continues to be bound by the COMPANY’S Intellectual Property and Confidential Information policies, previously acknowledged by EMPLOYEE, copies of which are attached hereto as Exhibit “B”.

9.             No Solicitation/No Competition. EMPLOYEE agrees, for a period of 12 months beyond EMPLOYEE’S termination date set forth in paragraph 1 above, that he will not: (a) directly or indirectly solicit the services of, induce away from employment with, or hire any employee of COMPANY or its affiliates during their employment with COMPANY; (b) solicit from any corporation, firm, or organization that is a customer of COMPANY any business, service, or product that the COMPANY is providing said customer; (c) induce or attempt to induce any customer, supplier, licensee or other business relation of the COMPANY to cease doing business with the COMPANY or interfere with the relationship between any such customer, supplier, licensee or business relation and COMPANY; or (d) directly or indirectly engage in, own, manage, be employed by, assist, loan money to, or promote business for any person or entity who or which is engaged in the same business as COMPANY, offers for sale the same products or services as the COMPANY, or otherwise is a competitor of COMPANY, without the express written consent of the Chairman of the Compensation Committee of the COMPANY. Section 9(d) shall be limited to: (i) companies that include within their corporate structure competitive local exchange carrier(s) and/or incumbent local exchange carrier(s), which with affiliates have, for their most recent fiscal year, annual consolidated total communications revenue equal to or greater than $1 Billion; or (ii) providers of content delivery network services which with affiliates have, for their most recent fiscal year, consolidated total content delivery network revenues greater than $50 million; or (iii) international communication services providers which with affiliates have a presence in the United States and, with affiliates, have, for their most recent fiscal year, annual consolidated total revenue equal to or greater than $1Billion; or (iv) XO Holdings, Inc., Global Crossing Ltd., Qwest Communications International Inc., AT&T Inc., Sprint Nextel Corporation, Time Warner Telecom Inc., Verizon Communications Inc., Limelight Networks, Inc., Akamai Technologies Inc., PAETEC Holding Corp., Reliance Communications Venture Limited, including in each case their affiliates, successors and assigns.

10.           Remedies. EMPLOYEE agrees further that if he breaches or otherwise acts inconsistent with the provisions of Paragraphs 6, 7, 8 or 9, COMPANY’S obligations under the provisions of Paragraphs 2 and 3 are terminated, and COMPANY may bring an action in a court of competent jurisdiction and recover as liquidated damages pursuant to the terms of Paragraph 2 and 3 of this Agreement, its costs and attorney’s fees and any other available remedy. EMPLOYEE also expressly acknowledges that any breach or threatened breach of Paragraphs 8 or 9 might cause irreparable injury to the COMPANY and that money damages may not provide an adequate remedy at law for such injury. To the extent there is litigation involving this Agreement, the party who substantially prevails shall be entitled to their fees and expenses.

11.           Non-Admission. This Agreement will not in any way be construed as an admission by COMPANY of a violation of any federal, state or local law or ordinance, or any enforceable right of EMPLOYEE, and COMPANY specifically denies any wrongdoing on its part, or on the part of its directors, employees or agents.

12.           Headings. The headings of the sections herein are included solely for convenience of reference and, whether included or not, shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.           Review and Acknowledgment. This Separation Agreement and General Release sets forth the entire agreement between EMPLOYEE and COMPANY and may not be modified or canceled in any manner except in writing and signed by both parties. EMPLOYEE hereby acknowledges that COMPANY has made no representations or promises to me other than those contained in this Agreement. If any provision of this Agreement is found to be unenforceable, that provision will be enforced to the greatest extent permitted by law and all other provisions will remain fully enforceable.

This Agreement will be governed by Colorado law. Any action to enforce the terms of this Separation Agreement and General Release will be brought exclusively in state or federal court located in the City and County of Denver, Colorado and EMPLOYEE and COMPANY consent to personal jurisdiction and venue in those courts.

14.           EMPLOYEE acknowledges that he has read and understands the following notifications:

(a)	EMPLOYEE is advised to and understands his opportunity to consult with an attorney regarding the Agreement before executing it;

(b)	EMPLOYEE acknowledges that he executes this Agreement having been advised and understands that it releases any and all claims under the Age Discrimination in Employment Act of 1967;

(c)	EMPLOYEE acknowledges that he was provided this Agreement on March 12, 2008 and that he has up to twenty-one (21) days in which to consider and accept this Agreement;

(d)

EMPLOYEE may revoke this Agreement at any time within seven (7) days following execution of this Agreement by delivering written notice of such revocation to Thomas C. Stortz, Executive Vice President, 1025 Eldorado Boulevard, Broomfield, Colorado 80021, and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period;

(e)

by entering into this Agreement, EMPLOYEE has read and understands the terms of this Agreement, that his signature below is truly voluntary, and that he has entered into this Agreement knowingly and willfully.

DATED this 20th day of March, 2008

EMPLOYEE

/s/ Kevin J. O’Hara

Kevin J. O’Hara

COMPANY

By: /s/ Thomas C. Stortz

Title: EVP

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